United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 1, 2010

AMERICAN CARESOURCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33094	20-0428568
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5429 Lyndon B. Johnson Freeway, Suite 850, Dallas, Texas	75240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 308-6830

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 21, 2010 William J. Simpson, Jr. was appointed to the Board of Directors (the “Board”) of American CareSource Holdings, Inc. (the “Registrant”).

In connection with his appointment to the Board, on November 1, 2010, Mr. Simpson was granted an option to purchase 25,000 shares of the Registrant’s common stock, at an exercise price of $1.49, the closing price of the Registrant’s common stock as reported on The NASDAQ Capital Market on November 1, 2010.  The stock option vests in equal successive monthly installments over a 36-month period at a rate of 1/36th of the grant total per month starting one month after the grant date.

On November 1, 2010, the Board also granted Kenneth S. George, a director of the Registrant, (i) a stock option to purchase 50,000 shares of the Registrant’s common stock, at an exercise price of $1.49, the closing price of the Registrant’s common stock as reported on The NASDAQ Capital Market on November 1, 2010 and (ii) an increase in his director fee to reflect increased responsibilities assumed by Mr. George as Chairman of the Board, increasing his aggregate annualized director fee from $25,000 to $100,000.  The stock options vest in equal successive monthly installments over a 36-month period at a rate of 1/36th of the grant total per month starting one month after the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CARESOURCE HOLDINGS, INC.

Date: November 5, 2010	By:	/s/ Matthew D. Thompson
Matthew D. Thompson
Chief Financial Officer